                               ASSET PURCHASE AGREEMENT



                                       BETWEEN



                                YUKON EQUIPMENT, INC.



                                         AND



                           WESTERN POWER & EQUIPMENT CORP.



                                DATE:  APRIL 30, 1998


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                               ASSET PURCHASE AGREEMENT




BETWEEN:       Yukon Equipment, Inc.,
               an Alaska corporation                                   ("Yukon")

AND:           Western Power & Equipment Corp.,
               an Oregon corporation                                 ("Western")

DATE:          April 30, 1998


                                      RECITALS

A. Yukon is the owner and operator of construction equipment sales, service, and leasing operations in Anchorage, Fairbanks, and Juneau, Alaska (the "Retail Operations"); and

B. Western desires to purchase from Yukon certain of the properties and assets relating to the Retail Operations, and Yukon is willing to sell such assets and properties to Western all under the terms and conditions below.


                                     AGREEMENT

ARTICLE 1.     DEFINITIONS

     SECTION 1.01 "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.


     SECTION 1.02 "ENVIRONMENTAL LAWS" shall mean any applicable federal, state or local law, rule or regulation in effect on the date hereof: (a) relating to releases or threatened releases of Hazardous Materials; (b) relating to the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or (c) otherwise relating to pollution of the environment or the protection of human health.


Asset Purchase Agreement                                                 Page 1
(#9101)

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     SECTION 1.03   "HAZARDOUS MATERIALS" shall mean materials that contain
substances defined as hazardous or toxic substances under the following statutes, as well as such statutes implementing regulations as in effect on the date hereof: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act, and any other materials that a federal, state or local agency requires to be remediated pursuant to any Environmental Law.

     SECTION 1.04 "KNOWLEDGE" with respect to Yukon shall mean the best knowledge of Morry Hollowell, President and Earl Lackey, Sales Manager.

     SECTION 1.05 "LIEN" shall mean any mortgage, pledge, security interest, lease, lien or other encumbrance of any kind, including without limitation any conditional sale contract, title retention contract or similar arrangement.

     SECTION 1.06   "PERMITTED EXCEPTIONS" shall mean:

          (a) Liens for taxes not yet due and payable or being contested in good faith.

          (b) Materialmen, mechanics, workers, repairmen, employees or other similar Liens arising in the ordinary course of the operation of the Retail Operations.

          (c) All rights to consent by, required notices to, filings with, or other actions by governmental entities if the same are customarily obtained or made subsequent to sale or conveyance.

          (d) Rights reserved to or vested in any local, state or federal governmental bodies, authorities or agencies to control or regulate any of the Real Property in any manner, and all laws, rules, regulations, ordinances and orders of any such bodies, authorities or agencies.

          (e) All reservations and conveyances of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) located on, in or under the Real Property and all rights with respect to the mining, extraction and removal of the minerals so located, that have been granted or leased to, or excepted or reserved by, persons other than Yukon, its Affiliates and its corporate predecessors by merger.

          (f) Any other Liens that would not reasonably be expected to have a material adverse effect on the conduct of the Retail Operations as currently conducted by Yukon.

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          (g)  Any liens of Case Credit Corporation, Case Corporation, or as disclosed in the attached EXHIBIT X.

ARTICLE 2.     PURCHASE AND SALE

     SECTION 2.01 PURCHASE AND SALE OF ASSETS. Western purchases from Yukon, and Yukon sells to Western, all of the right, title and interest of Yukon in the following assets, properties and rights associated with the Retail Operations (the "Purchased Assets"), which Purchased Assets are more particularly described below:

          (a) New Case Equipment. All items of new Case construction equipment and attachments set forth on EXHIBIT A ("New Case Equipment").

          (b) Allied Equipment. All items of allied equipment and attachments set forth on EXHIBIT B ("Allied Equipment").

          (c) Used Equipment. All items of used construction equipment and attachments set forth on EXHIBIT C ("Used Equipment").

          (d)  Case Parts.  All Case parts set forth on EXHIBIT D ("Case
          Parts").

          (e) Allied Parts. All allied parts set forth on EXHIBIT E ("Allied Parts").

          (f) Accounts Receivable. The accounts receivable set forth on EXHIBIT F ("Accounts Receivable").

          (g)  Vehicles.  All vehicles set forth on EXHIBIT G ("Vehicles").

          (h) Furniture and Fixtures. All furniture and fixtures set forth on EXHIBIT H ("Furniture and Fixtures").

          (i) Shop Tools. All shop tools and equipment set forth on EXHIBIT I ("Shop Tools").

          (j) Manuals. All service libraries, technical publications, parts books, warranty cards, computer tapes (containing parts inventory, sales history, and customer master list) and customer lists set forth on EXHIBIT J ("Manuals").

          (k) Supplies. All office and shop supplies set forth on EXHIBIT K (collectively, the "Supplies").

          (l)  Forklifts.  All forklifts set forth on EXHIBIT L ("Forklifts").

          (m) Work-In-Process. All parts and labor expended by Yukon on service

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          orders in-process set forth on EXHIBIT M ("Work-In-Process").

          (n) Office Equipment Leases. All leases for radios, copiers, facsimile machines, telephones and telephone lines and other items of office equipment set forth on EXHIBIT N ("Office Equipment Leases").

          (o) Customer Orders. All customer orders set forth on Exhibit O (the "Customer Orders").

          (p) Store Obligations. All maintenance contracts between Yukon and certain municipalities and utility companies and all equipment contracts between Yukon and governmental agencies pursuant to which Yukon is obligated to repurchase equipment listed on EXHIBIT P (collectively, "Store Obligations").

          (q) Intellectual Property. All tradenames, trademarks, servicemarks, and other intellectual property of Yukon, including, but not limited to, the Yukon Equipment name and related trademark, as set forth on attached EXHIBIT Q ("Intellectual Property"), but excluding computer software if the sale or transfer of such software would violate any licensing agreement between Yukon and the software manufacturer.

          (r) Real Property Leases. Western assumes Yukon's obligations on the real property leases for Yukon's facilities in Fairbanks, Alaska and in Juneau, Alaska.

     SECTION 2.02   PURCHASE AND SALE OF REAL PROPERTY.

          (a) Effective May 1, 1998, Yukon and Western shall enter into a standard triple net commercial month-to-month lease for the real estate and improvements used in connection with the Retail Operations located at 2020 E. Third Avenue, Anchorage, Alaska (collectively, the "Real Property"). The monthly lease rate shall be $8,000.00 payable in advance on the first of each month. The monthly rent shall be prorated for commencement and termination on other than the first day of any month. Western shall provide insurance coverage on the Real Property and its business operations reasonably acceptable to Yukon.

          (b) Within 90 days of the date of this Agreement, Yukon may elect to sell to Western, and upon such election Western shall be obligated to purchase from Yukon, subject to the exceptions below, all of the right, title, and interest of Yukon at the Real Property's fair market value as determined by independent appraisal. Western and Yukon shall each select one MAI certified appraiser to prepare an appraisal of the Real Property. The costs of each of the appraiser shall be born by the party selecting the appraiser. As long as the two appraisals do not differ by more than 15%, the purchase price shall be the average of the two appraisals. If the two appraisals differ by 15% or more, the two selected

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          appraisers shall jointly select a third appraiser to appraise the facility. The costs of the third appraisal shall be shared equally by the parties. The third appraiser's fair market value shall be included in the arithmetic average of the other two appraisers and the resulting average of all three appraisals shall be the purchase price. Such amount shall be paid in full in cash no more than three (3) months following the date of Yukon's election to sell the Real Property to Western. Yukon will provide a title insurance policy at closing which is satisfactory to Western. Western's obligation to purchase the Real Property shall be subject to Western's approval of the title policy as well as the environmental survey to be performed in accordance with Section 6.04, which approval shall not be unreasonably withheld.

          (c) If Yukon does not elect to sell the Real Property within 90 days of the date of this Agreement, Yukon and Western shall enter into a ten year lease of the facility, in substantially the form of attached EXHIBIT Z, at an initial lease rate of $8,000.00 per month. Such lease shall be renewable at the end of the ten year lease period for an additional ten year period, at Western's option, with the rental amount to be determined by agreement between Yukon and Western. Once such a lease becomes effective, all prior rental and lease agreements regarding the Real Property shall be terminated.

     SECTION 2.03 EXCLUDED ASSETS. The assets of Yukon being sold, transferred, assigned and delivered to Western shall include only those Purchased Assets described in Section 2.01 and the Real Property described in
Section 2.02. Such Purchased Assets and Real Property shall not, however, include any of the following assets or properties of Yukon:

          (a) Cash and cash equivalents on hand or in banks as of April 30, 1998.

          (b) Prepaid taxes, insurance, and other expenses and credits, refunds and receivables of such items.

          (c)  Any other assets not specifically described in Section 2.01 or
          Section 2.02.

For purposes of this Agreement, all of the property, assets and rights retained by Yukon under this Section 2.03 are collectively referred to as the "Excluded Assets."

     SECTION 2.04 ASSUMED LIABILITIES. As of the date of this Agreement, Western assumes and shall hereafter pay, perform, or otherwise discharge all obligations of Yukon, Morry Hollowell, Vicki Hollowell, or any of its Affiliates under the contracts and contract rights included in the Purchased Assets and including, but not limited to:

          (a)  The Store Obligations.

          (b) Yukon's existing liability to Case Credit Corporation and Case Corporation.

          (c) Yukon's liability under the leases described in Paragraphs 2.01(n), (p), and (r).

It is understood and agreed that Western is purchasing the Purchased Assets specified under this Agreement only and is not purchasing any business or the Retail Operations as a going concern. Except as otherwise specified in this Agreement, Western is not assuming any debt, liability, contract, undertaking, or commitment of, or claim against, Yukon, the Retail Operations, or the Purchased Assets, of any nature, known or unknown, fixed or contingent, or whether pertaining to the Purchased Assets or otherwise, that occurred prior to the date of this Agreement.

     SECTION 2.05    PURCHASE PRICE.

          (a) The purchase price for the Purchased Assets ("Purchase Price") is as follows:

               (1) NEW CASE EQUIPMENT. The purchase price for the New Case Equipment, as set forth on Exhibit A attached hereto, is $3,371,489.00.

               (2) ALLIED EQUIPMENT. The purchase price for the Allied Equipment, as set forth on Schedule B attached hereto, is $2,190,387.00.

               (3) USED EQUIPMENT. The purchase price for the Used Equipment, as set forth on Schedule C attached hereto, is $118,275.00.

               (4) CASE PARTS. The purchase price for the Case Parts, as set forth on Schedule D attached hereto, is $407,937.00.

               (5) ALLIED PARTS. The purchase price for the Allied Parts, as set forth on Schedule E attached hereto, is $205,231.00.

               (6) ACCOUNTS RECEIVABLE. The purchase price for the Accounts Receivable, as set forth on Schedule F attached hereto, is $651,157.23.

               (7) VEHICLES. The purchase price for the Vehicles, as set forth on Schedule G attached hereto, is $187,600.

               (8) FURNITURE AND FIXTURES. The purchase price for the Furniture and Fixtures, as set forth on Schedule H attached hereto, is $73,328.00.

               (9) SHOP TOOLS. The purchase price for the Shop Tools, as set forth on Schedule I attached hereto, shall be $105,319.00.

               (10) MANUALS. The purchase price for the Manuals, as set forth on

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               Schedule J attached hereto, shall be $11,436.00.

               (11) SUPPLIES. The purchase price for the Supplies, as set forth on Schedule K attached hereto, shall be $7,700.00.

               (12) FORKLIFTS. The purchase price for the Forklifts, as set forth on Schedule L attached hereto, shall be $13,000.00.

               (13) WORK-IN-PROCESS. The purchase price for the Work-in-Process is $59,008.00, as set forth on Schedule M attached hereto.

               (14) OFFICE EQUIPMENT LEASES. The purchase price for the Office Equipment Leases, as set forth on Schedule N attached hereto, is $8,215.35.

               (15) CUSTOMER ORDERS. The purchase price for the Customer Orders, as set forth on Schedule O attached hereto, is $200,000.00.

               (16) STORE OBLIGATIONS. The purchase price for the Store Obligations, as set forth on Schedule P attached hereto, is $-0-.

               (17) INTELLECTUAL PROPERTY. The purchase price for the Intellectual Property, as set forth on Schedule Q attached hereto, is $100,000.00.

          (b)  The Purchase Price is payable in cash, except as follows:

               (1) NEW CASE EQUIPMENT. Western is assuming Yukon's existing flooring obligations on New Case Equipment in the amount of $2,378,352.00 with the difference paid in cash.

               (2) WESTERN STOCK. Western shall, within 30 days of the date of this Agreement, deliver to Yukon a stock certificate for 50,000 shares of Western's common stock.

               (3) OFFICE EQUIPMENT LEASES. Western is assuming Yukon's existing obligations on the Office Equipment Leases in the amount of $8,215.35.

               (4) REAL PROPERTY LEASES. Western is assuming Yukon's liability under Yukon's real property leases with C & N Partners and Excalibur Drilling.

               (5) CASE PARTS. Yukon's existing inventory of Case Parts will be transferred to Western in accordance with Case Corporation's current Dealer Parts Inventory Transfers Policy. Such transfer will result in Case Corporation issuing Yukon a credit in the amount of the Case Parts purchase price. In the event that all or a portion of the Case Parts purchase price is not credited to Yukon by Case Corporation, Western will pay Yukon such portion of the Case Parts purchase price in cash within 30 days of the date of this Agreement.

          (c) Western shall reimburse Yukon $200,000.00 for all of Yukon's closing and related costs.

     SECTION 2.06 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in the manner set forth in Section 2.05.

ARTICLE 3.  DELIVERIES

     SECTION 3.01 DELIVERIES BY YUKON. Yukon has delivered to Western the following:

          (a) An executed and acknowledged bill of sale and assignment and assumption agreement substantially in the forms attached hereto as Exhibits S and T, respectively, each in form and substance as necessary to transfer to Western all of Yukon's right, title, and interest in and to the Purchased Assets.

          (b) An Executed Stock Subscription Agreement and related documents as required by Western for issuance of any Western common stock to be received by Yukon substantially in the form attached as EXHIBIT U.

          (c) The other documents, instruments, and writings required to be delivered by Yukon pursuant to this Agreement or otherwise required in connection herewith.

     SECTION 3.02 DELIVERIES BY WESTERN. Western has delivered to Yukon the following:

          (a) The amount of the Purchase Price and any other amounts due under this Agreement other than the amount due for purchase of the Real Property.

          (b) An employment agreement between Western and Morry Hollowell in the form attached as EXHIBIT V.

          (c) An executed and acknowledged assignment and assumption agreement substantially in the form attached hereto as EXHIBIT T.

          (d) The other documents, instruments and writings required to be delivered by Western pursuant to this Agreement or otherwise required in connection herewith.

SECTION 3.03 DELIVERIES TO BE MADE BY WESTERN. Western shall deliver to Yukon within 30 days of the date of this Agreement the following:

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          (a)  A stock certificate for 50,000 shares of Western's common stock;
          and

          (b) A stock option agreement for 25,000 shares of Western's common stock between Western and Morry Hollowell in the form attached as EXHIBIT W.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF YUKON. Yukon represents and warrants to Western as set forth below:

     SECTION 4.01 ORGANIZATION AND QUALIFICATION. Yukon is a corporation validly existing and in good standing under the laws of the State of Alaska and is duly qualified to conduct business in the State of Alaska.

     SECTION 4.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Yukon has the requisite corporate power to execute and deliver this Agreement and the related agreements contemplated hereby to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Yukon of this Agreement and the related agreements contemplated hereby to which Yukon is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Yukon. This Agreement and the related agreements contemplated hereby to which Yukon is a party have been duly executed and delivered by Yukon and constitute legal, valid and binding obligations of Yukon and are enforceable against Yukon in accordance with their terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     SECTION 4.03 CONSENTS AND APPROVALS. The execution and delivery by Yukon of this Agreement and the related agreements contemplated hereby to which it is a party do not, and compliance by Yukon with the terms thereof and consummation by Yukon of the transactions contemplated thereby will not, require Yukon to obtain any consent, approval, exemption, authorization, or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except where failure to obtain such consents, approvals, exemptions, authorizations, or actions, make such filings or give such notices would not reasonably be expected to have a material adverse effect on the Retail Operations as currently conducted by Yukon or would not reasonably be expected to materially adversely affect the ability of Yukon to perform any of its material obligations hereunder.

     SECTION 4.04 NO VIOLATION. Assuming all consents, approvals, exemptions, authorizations, and other actions have been obtained, the execution and delivery by Yukon of this Agreement and the related agreements contemplated hereby to which Yukon is a party do not, and the performance by Yukon of this Agreement and the related agreements contemplated hereby to which Yukon is a party will not conflict with or result in a breach of the Certificate of Incorporation or bylaws of Yukon.

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     SECTION 4.05   LITIGATION.  At the date of this Agreement (i) there are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries pending, or to the Knowledge of Yukon threatened, against Yukon, or its properties, assets, operations or businesses (A) seeking to prevent the consummation of the transactions contemplated hereby or (B) that would reasonably be expected to have a material adverse effect on the Retail Operations as currently conducted by Yukon, and (ii) there are no judgments, decrees, injunctions, orders or consent orders of any court, governmental authority or arbitrator issued in any proceeding to which Yukon or any of its Affiliates is or was a party that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Retail Operations as currently conducted by Yukon.

     SECTION 4.06 OWNERSHIP OF PURCHASED ASSETS AND REAL PROPERTY. Yukon has title to (i) the tangible personal property included in the Purchased Assets; and (ii) the Real Property, sufficient for the conduct of the Retail Operations as currently conducted by Yukon. Yukon shall, by June 15, 1998, do all things necessary to extinguish any liens against the Purchased Assets existing as of April 30, 1998, except for the Permitted Exceptions.

     SECTION 4.07 LABOR MATTERS. Yukon is not a party to any collective bargaining agreement relating to employees who are employed at the Retail Operations. There are no labor controversies pending or, to the Knowledge of Yukon, threatened with respect to the Retail Operations that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ownership or operation of the Purchased Assets, the Real Property or the Retail Operations, and there are no grievances outstanding, or unfair labor practice complaints pending before the National Labor Relations Board, against Yukon in respect of employees who are employed at the Retail Operations that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Operations as currently conducted by Yukon.

     SECTION 4.08 ENVIRONMENTAL COMPLIANCE. Yukon has operated the Retail Operations in an environmentally acceptable manner, and to the knowledge of Yukon, there have been no material discharges of Hazardous Material onto the Real Property.

     SECTION 4.09 ACCURACY OF INFORMATION. To the Knowledge of Yukon, all information contained in this Agreement and all exhibit to this Agreement, including descriptions of the Purchased Assets, price information and information on the schedules to such exhibits and to the Agreement, is true and correct.

     SECTION 4.10 BROKERS OR FINDERS. Neither Yukon nor any of its directors, officers, employees, or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF WESTERN. Western represents and warrants to Yukon as set forth below.

     SECTION 5.01 ORGANIZATION AND QUALIFICATION. Western is a corporation validly existing and in good standing under the laws of the State of Oregon.

     SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Western has the requisite corporate power to execute and deliver this Agreement and the related agreements contemplated hereby to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Western of this Agreement and the related agreements contemplated hereby to which Western is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Western. This Agreement and the related agreements contemplated hereby to which Western is a party have been duly executed and delivered by Western and constitute legal, valid and binding obligations of Western and are enforceable against Western in accordance with their terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     SECTION 5.03 CONSENTS AND APPROVALS. The execution and delivery by Western of this Agreement and the related agreements contemplated hereby to which Western is a party do not, and compliance by Western with the terms thereof and consummation by Western of the transactions contemplated thereby will not, require Western to obtain any consent, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency, or other governmental authority or any other person, or except where failure to obtain such consents, approvals, exemptions, authorizations, or actions, make such filings or give such notices would not materially adversely affect the ability of Western to perform any of its material obligations hereunder.

     SECTION 5.04 NO VIOLATION. Assuming all consents, approvals, exemptions, authorizations, and other actions have been obtained, the execution and delivery by Western of this Agreement and the related agreements contemplated hereby to which Western is a party do not, and the performance by Western of this Agreement and the related agreements contemplated hereby to which Western is a party will not, (i) conflict with or result in a breach of Western's Certificate of Incorporation or bylaws, (ii) violate, or conflict with, or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of any Lien upon the properties or assets of Western under, any mortgage, indenture, agreement, judgment, decree or court order to which Western is a party or by which any of the properties or assets of Western is bound, which violation, conflict, default or Lien would adversely affect the ability of Western to perform its obligations under this Agreement or the related agreements contemplated hereby to which Western is a party.

     SECTION 5.05 LITIGATION. At the date of this Agreement to the best knowledge of Western, (i) there are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries pending, or to the knowledge of Western threatened, against Western or its properties, assets, operations or businesses (A) seeking to prevent the consummation of the transactions contemplated hereby; or (B) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Western to perform its obligations under this Agreement or the transactions contemplated hereby; and (ii) there are no judgments, decrees, injunctions, orders or consent orders of any court, governmental authority or arbitrator issued in any proceeding to which Western or any of its affiliates is or was a party that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Western to perform its obligations under this Agreement or the transactions contemplated hereby.

     SECTION 5.06 FINANCING. Western has sufficient funds or committed lines of credit to consummate the transactions contemplated by this Agreement.

     SECTION 5.07 INSPECTION OF ASSETS AND REAL PROPERTY. Western has inspected to its complete satisfaction the physical condition of the Purchased Assets and the Real Property; PROVIDED, that the provisions of this section shall not constitute a waiver by Western of any its rights or any of Yukon's obligations with respect to the Real Property.

     SECTION 5.08 BANKRUPTCY. Western is not, and has not within the past six years been, the subject of a bankruptcy or insolvency proceeding, nor is Western subject to any Lien that might adversely affect Western's ability to perform its obligations as contemplated by this Agreement.

     SECTION 5.09 EMPLOYER IDENTIFICATION NUMBER. Western's federal employer identification number is 93-1096982.

ARTICLE 6.  ADDITIONAL COVENANTS OF THE PARTIES

     SECTION 6.01 FURTHER ASSURANCES. Each party will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of its respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Purchased Assets and the Real Property pursuant to this Agreement. Each party shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Western and their successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Western pursuant to this Agreement and more fully to assure to Yukon and its Affiliates and their successors and assigns the assumption of the liabilities and obligations intended to be assumed by Western pursuant to this Agreement, respectively.

     SECTION 6.02 NONASSIGNABLE CONTRACTS. To the extent any lease, contract, right, or commitment included in the Purchased Assets is not capable of being assigned, transferred, subleased, or sublicensed without the consent or waiver of the issuer thereof, the other party thereto, or any third party (including a government or governmental unit), or if such assignment, transfer, sublease, or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation, or other governmental edict, this Agreement shall not constitute an assignment, transfer, sublease, or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense of any such lease, contract, right, or commitment. Anything in this Agreement to the contrary notwithstanding, Yukon is not obligated to transfer to Western any of its rights and obligations in and to any such contract, lease, right, or commitment without first having obtained all necessary consents and waivers.

     SECTION 6.03 PRESERVATION OF RECORDS. Except for tax records, Western shall preserve and keep (or cause to be preserved and kept) the books and records conveyed pursuant to this Agreement, and Yukon shall preserve and keep (or cause to be preserved and kept) such books and records as it or any of its Affiliates shall retain with respect to the Purchased Assets, for a period of three years after the date of this Agreement, and Western and Yukon shall each grant to the other reasonable access to such books and records retained by them during such period. In the event either Western or Yukon wishes to destroy such records after such period, it shall first give written notice to the other party and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said records as promptly as practicable, but in any event within 180 days after the date of its notice requesting the same.

     SECTION 6.04   ENVIRONMENTAL MATTERS.

          (a) Yukon shall contract for an environmental phase one survey to be conducted for the Anchorage facility which survey shall be delivered to Western at least two weeks prior to the closing of Western's purchase of the Real Property.

          (b) Western shall provide Yukon and its agents and representatives access to the Retail Operations and Real Property for purposes of performing any remedial action recommended in such survey.

          (c) After any such remedial work has been performed, Western agrees to accept the Retail Operations and the Real Property "AS IS," "WHERE IS." Yukon shall have no further liability with respect to environmental matters, except as may arise from the breach of its representations and warranties contained in Section 4.08.

     SECTION 6.05 RISK OF LOSS. Western assumes all risk of loss from all causes with respect to the Real Property and Purchased Assets from and after the date of this Agreement.

     SECTION 6.06   CERTAIN PERSONNEL MATTERS.

          (a) Compensation of, and bonuses for, all employees of the Retail Operations owed for all periods of employment of such employees through and including the date of this shall be borne and paid for by Yukon. Compensation of and any bonuses for all employees hired by Western for all periods of employment subsequent to the date of this Agreement shall be borne and paid for by Western. All vacation, sick day and holiday pay of all employees of the Retail Operations that have accrued or were earned prior to the date of this Agreement shall be the sole responsibility of Yukon and shall be paid in full prior to the date of this Agreement or accrued on the books of Yukon and remitted to the employee at the time of his or her vacation or holiday.

          (b) Yukon shall be solely liable and responsible for obligations under any and all deferred compensation, pension, profit sharing, retirement, group insurance, or other employee benefit or welfare plans, written or oral, relating to employees of the Retail Operations, whether or not constituting an "employee benefit plan" under the Employee Retirement Income Security Act of 1974, as amended, that have accrued through and including the date of this Agreement. Western shall be solely liable and responsible for such obligations from the date of this Agreement.

     SECTION 6.07 BUSINESS CUTOFF. Commencing as of the day following the date of this Agreement (i) all sales of new, used, and allied machinery and attachments, parts and service shall be deemed to have been conducted for the account of Western and (ii) all obligations for the following shall be deemed to have been for the account of Western: sales commissions, travel and entertainment expenses, purchases of allied parts, allied machinery and attachments and shop and office supplies, shipping costs and costs of outside labor and materials incurred in connection with the Retail Operations.

     SECTION 6.08. CONSENT OF CASE CREDIT CORPORATION AND CASE CORPORATION. Western acknowledges that Yukon's agreements with Case Credit Corporation and Case Corporation ("Case") require that Yukon obtain the consent of Case to the sale transaction described in this agreement, and that such consent HAS NOT been obtained. It is therefore stipulated and agreed that should Western fail to obtain the consent of Case to this transaction, or should Case decline to release Morry Hollowell or Vicki Hollowell from their existing liability to Case, by June 15, 1998, this agreement shall be deemed null and void, AB INITIO.

ARTICLE 7.  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

     SECTION 7.01 DEFINITIONS. As used in this Article, the following terms shall have the meanings set forth below:

          (a) LOSSES. The term "Loss" or "Losses" shall mean any and all direct or indirect payments, assessments, liabilities, costs and expenses paid or incurred (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including without limitation penalties, interest on any amount payable to an unaffiliated party as a result of the foregoing and, subject to Section 7.05 hereof, any legal or other expenses reasonably incurred in connection with investigating or defending any Third-Party Claims, whether or not resulting in any liability, and all amounts paid in respect of claims or actions in accordance with Section 7.05 hereof; PROVIDED, however, that Losses shall not include any loss of profit or anticipated profit and shall be net of any insurance proceeds received by an Indemnitee from a nonaffiliated insurance company on account of such Losses (after deducting any direct costs incurred in obtaining such proceeds); PROVIDED, FURTHER, however, that nothing in this Article shall require an Indemnitee to proceed against its insurance carrier.

          (b) THIRD-PARTY CLAIMS. The term "Third-Party Claims" shall mean any claims, actions or rights asserted against an Indemnitee by a party that is not the Indemnitor and is not an Affiliate of the Indemnitee, including without limitation, claims by governmental authorities.

          (c) INDEMNITEE. The term "Indemnitee" shall mean any Person that may be entitled to seek indemnification pursuant to the provisions of
          Section 7.02 or Section 7.03 hereof.

          (d) INDEMNITOR. The term "Indemnitor" shall mean any Person that may be obligated to provide indemnification pursuant to Section 7.02 or
          Section 7.03 hereof.

          (e) SPECIFIED OFFICER. With respect to any particular matter, the term "Specified Officer," as applied to any corporation, shall mean the chairman, president, general counsel, any vice president, or secretary of such corporation, or the manager of any plant or other facility of such corporation, or any other employee or agent of such corporation (who may report, directly or indirectly, to such person) having responsibility for an operational or staff function who in the normal course of such officer's, manager's or other person's responsibility would reasonably be expected to have knowledge of such matter.

          (f) NOTICE PERIOD--THIRD-PARTY CLAIMS. The term "Notice Period," as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Article, shall mean the period ending the earlier of the following:

               (1) Three months after the time at which any Specified Officer of the Indemnitee (or the Indemnitee, if the Indemnitee is an individual) has received actual notice of such Third-Party Claim.

               (2) With respect to any Third-Party Claim that has become the subject of proceedings before any court or tribunal, such time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such proceeding prior to any judgment or decision thereon.

               (3) With respect to any Third-Party Claim that the Indemnitee proposes to pay or settle, such time as would provide the Indemnitor sufficient time prior to such payment or settlement to determine whether to contest such claim and assume the defense pursuant to Section 7.05.

               (4) The time period under which a Claim Notice must be given as set forth in Section 7.06.

          (g) CLAIM NOTICE. The term "Claim Notice" shall have the meaning set forth in Section 7.04.

     SECTION 7.02 INDEMNITY BY YUKON. Subject to Section 7.09, Yukon shall, to the fullest extent permitted by law, defend and hold harmless Western and their Affiliates, including the directors, officers, employees, agents and representatives of each of them (each of whom may be an Indemnitee pursuant to this section), from and against the following:

          (a) BREACH. All Losses arising from the breach by Yukon in any material respect of any of its covenants or representations set forth in this Agreement.

          (b) LIABILITIES. Other than Losses pertaining to Environmental Loss (specifically sections 4.08, 6.04 and 7.09[a]) all Losses relating to the ownership or operation of the Retail Operations prior to the date of this Agreement.

     SECTION 7.03 INDEMNITY BY WESTERN. Western shall, to the fullest extent permitted by law, defend and hold harmless Yukon and its Affiliates, including the current and former directors, officers, employees, agents, and representatives of each of them (each of whom may be an Indemnitee pursuant to this section), from and against the following:

          (a) LIABILITIES. All Losses (other than Losses for which Yukon is obligated to indemnify Western pursuant to Section 7.02) relating to or arising from the ownership, operation, occupancy, construction, condition (including without limitation environmental conditions) or use of the Purchased Assets or the Real Property or operation of a dealership, to the extent such Losses relate to, arise from or are associated with any period after the date of this Agreement and whether arising from the negligence or gross negligence of Yukon or any of its Affiliates or otherwise.

          (b) BREACH. All Losses arising from the breach by Western in any material respect of any of their covenants or representations set forth in this Agreement.

     SECTION 7.04 NOTIFICATION OF THIRD-PARTY CLAIMS. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period a notice ("Claim Notice") describing in reasonable detail the facts giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this Article.

     SECTION 7.05 DEFENSE OF CLAIMS. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor only if such counsel is retained pursuant to the second succeeding sentence or if the employment of such counsel has been specifically authorized by the Indemnitor. The Indemnitor may conduct such defense in the name of or on behalf of the Indemnitee or Indemnitor and shall have full authority and control with respect thereto, including the settlement thereof. If the Indemnitor does not notify the Indemnitee within 60 days after receipt of the Claim Notice that it elects to undertake the defense thereof, the Indemnitee shall have the right to defend at the expense of the Indemnitor the claim with counsel of its choosing, subject to the right of the Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. In such event, the Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within 30 days after receipt of such notice. Failure to reject such settlement within such 30-day period shall be deemed an acceptance of such settlement. In the event the Indemnitor rejects such settlement, the Indemnitee shall have the right to settle the claim over the objection of the Indemnitor, unless the Indemnitor assumes the defense from the Indemnitee upon rejecting the settlement.

     SECTION 7.06 NOTICE OF OTHER CLAIMS. In the event any Indemnitee should have a claim against any Indemnitor under or in connection with this Agreement that does not involve a Third-Party Claim, the Indemnitee shall notify the Indemnitor of such claim, specifying the nature of and specific basis for such claim and the amount of such claim, with reasonable promptness, but in no event later than when notice thereof is required to be made pursuant to this Article. The Indemnitor shall remit payment for the amount of such claim upon receipt of an invoice therefor, or in the event of a dispute, the Indemnitee and the Indemnitor shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

     SECTION 7.07 ACCESS AND COOPERATION. Yukon and Western shall each cooperate fully with the other as to all claims made under this Agreement, shall make available to the other as reasonably requested all information, records and documents relating to all such claims and shall preserve all such information, records and documents until the termination of any such claim. Yukon and Western also shall each make available to the other, as reasonably requested and subject to availability, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such claim.

     SECTION 7.08 NO INSURANCE. The indemnifications provided for in this Article shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of Yukon and Western and their respective Affiliates, successors and permitted assigns. Yukon and Western hereby waive for themselves, their Affiliates, successors and permitted assigns, including without limitation any insurers, any rights to subrogation for Losses arising from claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if necessary, Yukon and Western shall obtain waiver of such subrogation from their respective insurers.

     SECTION 7.09   LIMITATIONS ON LIABILITIES.

               (a)  LIMITATION ON LIABILITY.

                    (1) Yukon's obligations for any claim relating to any Environmental Law, Hazardous Materials or other environmental matter shall arise only under Section 7.02(b) for breaches of the representations and warranties contained in Section 4.08.

                    (2) Yukon shall have no liability for any Indemnifiable Loss, and Western shall have no liability for any claim for indemnification under Section 7.03, unless a Claim Notice or other notice has been delivered to the other as required by
                    Section 7.04 or Section 7.06. In addition, and anything herein to the contrary notwithstanding, Yukon shall have no liability for any Indemnifiable Loss, and Western shall have no liability for any claim for indemnification under Section 7.03, for any breaches of covenants hereunder, unless a Claim Notice or other notice has been delivered to the other within one year after performance of the covenant giving rise to such Indemnifiable Loss or claim for indemnification, as the case may be, is required under this Agreement. In addition, and anything herein to the contrary notwithstanding, Yukon shall have no liability for any Indemnifiable Loss for any breaches of representations hereunder unless a Claim Notice or other notice has been delivered to it within the period that the representation giving rise to such Indemnifiable Loss survives as set forth in Article 8.

               (b) NO INCIDENTAL OR CONSEQUENTIAL DAMAGES. Neither Western nor Yukon shall be entitled to recover from the other for any Losses any amount in excess of the actual damages suffered by such party. Western and Yukon each waive any right to recover punitive, special, exemplary, incidental and consequential damages.

               (c) MAXIMUM LIABILITY. Neither Yukon nor any of its Affiliates shall be liable for aggregate Losses (i) in excess of the Purchase Price, or (ii) for any Losses pertaining to the Real Property in excess of the purchase price thereof.

               (d) EXCLUSIVE REMEDY. Yukon and Western each hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement or other claims pursuant to or in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Article.

               (e) NO RESCISSION. Except as provided in Section 6.08, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Western or Yukon, as the case may be, after the consummation of the purchase and sale contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

               (f) MITIGATION. Western and Yukon shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE 8. SURVIVAL. The representations and warranties of Yukon set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive for a period of one year following the date of this Agreement.

ARTICLE 9. BROKERS. Each of the Western and Yukon represent to the other that, neither of the Western nor Yukon has, directly or indirectly, employed any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

ARTICLE 10. EXPENSES. Except as otherwise specifically provided herein, each party will bear all legal and other costs and expenses incurred by it.

ARTICLE 11.  NOTICES; MISCELLANEOUS

     SECTION 11.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED, that notices of a change of address shall be effective only upon receipt thereof):

          To Yukon, as follows:              To Western, as follows:

          Yukon Equipment, Inc.              Western Power & Equipment Corp.
          2020 E. Third Avenue               4601 N.E. 77th Avenue, Suite 200
          Anchorage, AK  99501               Vancouver, WA  98662
          Attn: President                    Attn: President
          Facsimile: (907) 276-6795          Facsimile: (360) 253-4830

     SECTION 11.02  MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties (written or oral) and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the Agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

          (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska, without regard to the principles of conflicts of laws of such state.

          (c) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) ASSIGNABILITY. Neither Western nor Yukon may transfer, assign, or encumber any of its rights, duties, or obligations under this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (e) NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided herein, nothing in this Agreement shall entitle any person (other than Morry Hollowell, Vicki Hollowell, Yukon, Western or their respective successors and assigns permitted hereby) to any claim, cause of action, remedy, or right of any kind.

          (f) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but this shall not affect the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          (g) EQUITABLE RELIEF. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy at law or in equity.

          (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all the parties, and this Agreement shall be binding upon all the parties with the same force and effect as if all the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.


     Yukon Equipment, Inc.,                  Western Power & Equipment Corp.,
     an Alaska corporation                   an Oregon corporation


     By: /s/ Maurice J. Hollowell            By: /s/ Mark J. Wright
        ---------------------------------        ------------------------------
          Maurice J. Hollowell, President        Mark J. Wright, Vice President
                                                  of Finance & Chief Financial
                                                  Officer

                                      EXHIBITS


Exhibit Label                     Description Of Exhibit
-------------                     ----------------------

Exhibit A                         List of New Case Equipment Purchased

Exhibit B                         List of Allied Equipment Purchased

Exhibit C                         List of Used Equipment Purchased

Exhibit D                         List of Case Parts Purchased

Exhibit E                         List of Allied Parts Purchased

Exhibit F                         List of Accounts Receivable Purchased

Exhibit G                         List of Vehicles Purchased

Exhibit H                         List of Furniture and Fixtures Purchased

Exhibit I                         List of Shop Tools Purchased

Exhibit J                         List of Manuals Purchased

Exhibit K                         List of Supplies Purchased

Exhibit L                         List of Forklifts Purchased

Exhibit M                         List of Work-in-Process Purchased

Exhibit N                         List of Office Equipment Leased Purchased

Exhibit O                         List of Customer Orders Purchased

Exhibit P                         List of Store Obligations Purchased

Exhibit Q                         List of Intellectual Property Purchased

Exhibit R                         Real Property to be Purchased

Exhibit S                         Bill of Sale

Exhibit T                         Assignment and Assumption Agreement

Exhibit U                         Form of Stock Subscription Agreement Between
                                  Yukon and Western

Exhibit V                         Form of Employment Agreement Between
                                  Morry Hollowell and Western

Exhibit W                         Form of Stock Option Agreement Between
                                  Morry Hollowell and Western

Exhibit X                         Liens Disclosed by Yukon